SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

SOUTHERN COPPER DECLARES DIVIDEND AND INCREASES AMOUNT OF SHARES REPURCHASE PROGRAM

Phoenix, October 31, 2008- Southern Copper Corporation (NYSE and LSE: PCU) (SCC) announced today a quarterly dividend of US$0.34 per share payable on December 5, 2008, to its stockholders of record at the close of business on November 18, 2008.

SCC also announced that the Board of Directors' Audit Committee and the Independent Directors of SCC approved the sale of 350 million shares of Grupo Mexico, S.A.B. de C.V. (GMexico) to its parent company, GMexico.  Such shares have been owned by Minera Mexico, S.A. de C.V. (Minera Mexico) for several years as an asset of such Minera Mexico's employee benefit plan. SCC expects that this transaction will provide it with significant liquidity, so highly regarded in the current financial environment and will enable SCC a better use of its resources. The purchase price per share in such transaction shall be market price.

SCC further announced that its Board of Directors approved an increase in the amount of its Shares Repurchase Program announced on January 29, 2008 from US$300 million to US$500 million, consistent with SCC’s strategy to create value to its stockholders as well as for future employee benefit plans.

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317